Exhibit 3.101

CERTIFICATE OF LIMITED PARTNERSHIP
OF
KEY WESTER LIMITED

Pursuant to Section 620.108 of the Florida Revised Uniform Limited Partnership Act, the undersigned, being the sole general partner of KEY WESTER LIMITED, a Florida limited partnership (the “Partnership”),  does hereby certify as follows:

1.	The name of the Partnership is:

KEY WESTER LIMITED

2.	The office and principal place of business for the partnership is:

600 Front Street
Suite B-7
Key West, Florida 3304

3.	The address of the office and the name and address of the agent for service of process on the Partnership is:

Stuart D. Ames
c/o Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
150 West Flagler Street
Suite 2200
Miami, Florida 33130

4.	The name and business address of the sole General Partner is:

HTS-KW, Inc.
200 West Madison Street
39th Floor
Chicago, Illinois 60606

5.	The mailing address of the Partnership is

600 Front Street
Suite B-7
Key West, Florida 33040

6.	The latest date upon which the Partnership shall dissolve is December 31, 2100.

IN WITNESS WHEREOF, HTS-KW, Inc., a Delaware corporation, has executed this Certificate of Limited Partnership as the sole General Partner of the Partnership pursuant to the provisions of Section 620.114 of the Florida Revised Uniform Limited Partnership Act.

Dated:  December 29, 1997

HTS-KW, Inc.

By:	/s/ Stuart Ames
Stuart D. Ames, Attorney-In-Fact

ACCEPTANCE OF REGISTERED AGENT

Having been named registered agent for KEY WESTER LIMITED, a Florida limited partnership, in the foregoing Certificate of Limited Partnership, I hereby agree to accept service of process for said Partnership and to comply with any and all statues relative to the complete and proper performance of the duties of registered agent.

Date:  December 29, 1997

/s/ Stuart Ames
STUART D. AMES, Registered Agent